Exhibit 5.1

[White & Case LLP Letterhead]

June 12, 2020

Advance Auto Parts, Inc.

2635 East Millbrook Road

Raleigh, North Carolina 27604

Re: 3.900% Notes due 2030

Ladies and Gentlemen:

We have acted as New York, California and Texas counsel to Advance Auto Parts, Inc., a corporation organized under the laws of Delaware (the “Company”), and each of the subsidiaries of the Company listed on Schedule I hereto (the “Covered Guarantors”) in connection with the Company’s offer (the “Exchange Offer”) to exchange up to $500,000,000 aggregate principal amount of its 3.900% Notes due 2030 (the “Exchange Notes”) for an equal principal amount of its outstanding 3.900% Notes due 2030 (the “Original Notes”), pursuant to a registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”). The Original Notes were issued and the Exchange Notes are to be issued under the indenture, dated as of April 16, 2020 (the “Indenture”), among the Company, the Covered Guarantors, the subsidiaries of the Company listed on Schedule II hereto (the “Non-Covered Guarantors” and, together with the Covered Guarantors, the “Guarantors”) and Wells Fargo Bank, National Association, as trustee (in such capacity, the “Trustee”), filed as Exhibit 4.1 to the Company’s Form 8-K filed with the Commission on April 17, 2020. The Exchange Notes will be guaranteed by the Guarantors pursuant to the terms of the Indenture (the “Guarantees”).

In connection with the opinion expressed below, we have examined originals or copies (certified or otherwise identified to our satisfaction) of corporate records, agreements, documents, and other instruments, matter of law, proceedings and such certificates or comparable documents of public officials and of officers and representatives of the Company and the Covered Guarantors, including: (i) the certificates of incorporation (or equivalent documents) of the Company and the Covered Guarantors, (ii) the by-laws (or equivalent documents) of the Company and the Covered Guarantors, (iii) the resolutions or written consents, as applicable, of the Company and the Covered Guarantors relating to the filing of the Registration Statement, (iv) the Registration Statement, (v) the Indenture and (vi) the forms of global notes included in the Indenture and have made such inquiries of such officers and representatives as we have deemed necessary as a basis for the opinions set forth in this opinion letter. In rendering such opinion, we have assumed, without independent investigation or verification of any kind, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, the truthfulness, completeness and correctness of all factual representations and statements contained in all documents and the accuracy and completeness of all public records examined by us. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of public officials and officers and representatives of the Company and the Covered Guarantors and documents furnished to us by the Company and the Covered Guarantors and representations by the Company and the Covered Guarantors without independent investigation or verification of any kind of their accuracy.

In making our examination of documents executed by parties other than the Company and the Covered Guarantors, we have assumed that such parties had the power, corporate or other, and authority to enter into and perform all their obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity, binding and enforceable effect thereof. For purposes of our opinion with respect to the Non-Covered Guarantors, we have, without conducting any research or investigation with respect thereto, relied on the opinions of (i) Williams Mullen with respect to matters of Massachusetts, North Carolina and Virginia law and (ii) Brownstein Hyatt Farber Schreck, LLP with respect to matters of Nevada law.

In rendering the opinion contained herein, we have assumed that: (i) the Registration Statement and any supplements and amendments thereto, will have become effective and will comply with all applicable laws (and will remain effective and in compliance at the time of issuance of the Exchange Notes and Guarantees thereunder); (ii) a prospectus supplement providing supplemental information to the Registration Statement, to the extent required by applicable law and relevant rules and regulations of the Commission, will be timely filed with the Commission and will comply with all applicable laws; (iii) the Company will issue and deliver the Exchange Notes in the manner contemplated by the Registration Statement; (iv) the resolutions authorizing the Company to issue, offer and sell the Exchange Notes have been adopted by the Company’s board of directors and will be in full force and effect at all times at which the Exchange Notes are offered or sold by the Company; (v) the resolutions authorizing the Guarantors to issue, offer and sell the Guarantees have been adopted by the Guarantors’ board of directors or board of managers, as applicable, and will be in full force and effect at all times at which the Guarantees are offered or sold by the Guarantors, and (vi) all the Exchange Notes will be in substantially the form attached to the Indenture and that any information omitted from such form will be properly added and will be issued and sold in compliance with applicable federal and state securities laws or applicable laws or regulations or any agreement or other instrument binding upon the Company and the Covered Guarantors.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth in this opinion letter, having considered such questions of law as we have deemed necessary as a basis for the opinion expressed below, we are of the opinion that, when the Exchange Notes have been duly executed, issued and delivered by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture, and exchanged for the Original Notes in accordance with the terms of the Exchange Offer as set forth in the Registration Statement, (a) the Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and (b) the Guarantees will constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

The foregoing opinions as to enforceability of obligations of the Company and the Guarantors are subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and the discretion of the court before which any proceedings therefor may be brought (such principles of equity are of general application, and in applying such principles, a court may include a covenant of good faith and fair dealing and apply concepts of reasonableness and materiality); (ii) provisions of law which may require that a judgment for money damages rendered by a court in the United States be expressed only in U.S. dollars; and (iii) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency. Rights to indemnification and contribution may also be limited by federal and state securities laws.

We express no opinion as to the validity, legally binding effect or enforceability of any provision in any agreement or instrument that (i) requires or relates to payment of any interest at a rate or in an amount which a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or a forfeiture or (ii) relates to governing law and submission by the parties to the jurisdiction of one or more particular courts.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the laws of the State of New York and, to the extent relevant for our opinions herein, the Delaware General Corporation Law, the Delaware Limited Liability Company Act, the California Corporations Code and the Texas Limited Liability Company Law.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission promulgated thereunder.

The opinions set forth in this letter are effective as of the date hereof only. We assume no responsibility to update this opinion letter for, or to advise you of, any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances, regardless of whether or not they affect the opinions expressed in this opinion letter.

The opinions expressed above are limited to the matters stated in this opinion letter, and no opinion is implied or may be inferred beyond those expressly stated in this opinion letter.

Very truly yours,

/s/ White & Case LLP

(Attachments)

AW / CJD / GK / AS

Schedule I

Covered Guarantors

A.	Delaware Corporate Guarantors:

Advance Patriot, Inc.

Driverside, Inc.

Lee Holdings NC, Inc.

MotoLogic, Inc.

Western Auto of Puerto Rico, Inc.

Western Auto of St. Thomas, Inc.

WORLDPAC, Inc.

B.	Delaware LLC Guarantors:

GPI Technologies, LLC

WORLDPAC Puerto Rico, LLC

C.	New York Guarantor:

B.W.P. Distributors, Inc.

D.	California Guarantor:

Worldwide Auto Parts, Inc.

E.	Texas Guarantor:

Straus-Frank Enterprises LLC

Schedule II

Non-Covered Guarantors

A.	Massachusetts Guarantor:

Autopart International, Inc.

B.	North Carolina Guarantors:

General Parts International, Inc.

General Parts Distribution, LLC

General Parts, Inc.

C.	Nevada Guarantor:

Golden State Supply LLC

D.	Virginia Guarantors:

AAP Financial Services, Inc.

Advance Auto Business Support, LLC

Advance Auto Innovations, LLC

Advance e-Service Solutions, Inc.

Advance Stores Company, Incorporated

Advance Trucking Corporation

Crossroads Global Trading Corp.

Discount Auto Parts, LLC

E-Advance, LLC